Exhibit 99.1






FOR IMMEDIATE RELEASE


Micronetics Reports Record Q1 FY2004 Results - Revenues  Increase
29.2%; Profits up 17.8%

Hudson,  NH  -- (BUSINESS WIRE) -- July 29, 2003 --  Micronetics,
Inc. (NASDAQ/NOIZ) today reported results for the first quarter of its fiscal year ending March 31, 2004 ("FY2004").

For Q1 of FY2004, the Company had net sales of $3,025,895, as compared to net sales of $2,341,649 for Q1 of FY2003, an increase of $684,246 or approximately 29.2%. For Q1 of FY2004, the Company had net income of $314,731, or $.07 per share, as compared to net income for Q1 of the prior fiscal year of $267,152, or $.06 per share. This is an increase of $47,539 or approximately 17.8%. The current period included revenues for Microwave Concepts, Inc., acquired in January 2003, which accounted for roughly 20% of the increase. The weighted average shares outstanding for FY2004 were 4,505,380 and for FY2003 were 4,468,262.

Richard Kalin, President & CEO, stated "These results reflect growth in our Defense Electronics and VCO Products Groups, offset by modest declines in our Test Solutions Group. Most of the revenue growth in FY2004 was organic. Our transition to increased production of integrated microwave subassemblies in our Defense Electronics Group has taken hold enabling us to increase sales/marketing initiatives targeted at these sub- assembly opportunities."

Mr. Kalin continued, "Based on current backlog, we are optimistic our financial performance in Fiscal 2004 will continue to reflect increased revenues and profitability over FY2003."
Micronetics, operating through its Defense Electronics, Test Solutions and VCO Products Groups, manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, BAE Systems, Boeing, EADS, Honeywell, ITT, L-3 Communications, Lockheed Martin, NEC, Northrop Grumman, Raytheon, Teradyne, Tektronix and Thales. Micronetics, with facilities in CT, MA, NH and NJ, also operates through its wholly-owned subsidiaries, Enon Microwave, Inc., Microwave & Video Systems, Inc. and Microwave Concepts, Inc.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under
existing   contracts,  access  to  financial  resources,   future
economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics' Annual Report for its fiscal year ended March 31, 2003.


INCOME STATEMENT DATA
($000s omitted except per share data)

                                          Three Months Ended
                                               June 30

                                           2003          2002
                                          -----         -----

Net sales                                 3,026         2,342

Gross profit                              1,264         1,064

Selling, general and
 administrative expenses                    702           598

Research and development expense            194           155

Other/interest income (expense)               2           (14)

Income before income taxes                  370           296

Net income                                  315           267

Net income per common share                 .07           .06

Weighted average shares outstanding       4,505         4,450



BALANCE SHEET DATA
                                           June 30,   March 31,
                                             2003        2003
                                            ------      ------

Cash and cash equivalents                    2,368       2,629
Working capital                              6,538       6,570
Total assets                                12,119      12,147
Non-current liabilities                      1,184       1,560
Shareholders' equity                         9,490       9,084



Contact:

Richard S. Kalin, President
212-239-8900 x22
RKalin@Micronetics.com